Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AVANGRID, INC.

(Under Section 807 of the Business Corporation Law)

1.	The name of the corporation is Avangrid, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated was “NGE Resources, Inc.”

2.	The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on September 23, 1997.

3.	The Certificate of Incorporation, as now in full force and effect including all amendments and changes hereto, of the Corporation is hereby amended and restated.

4.	The text of the Certificate of Incorporation is hereby amended to effect the following changes:

A.

Article Fourth of the Certificate of Incorporation shall be amended in its entirety as follows to reflect that (i) the Corporation’s authority to issue 500,000,000 shares of stock will be amended such that the Corporation has the authority to issue 100 shares of stock (reduced by a ratio of 5,000,000 to 1), (ii) the Corporation’s 387,010,149 issued and outstanding shares of stock will be changed into 100 shares of common stock (at a rate of 1 to 0.00000026 shares), (iii) 100 shares of stock are issued, and (iv) the 112,989,851 unissued shares of common stock are cancelled and cease to exist.

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 100 having a par value of $0.01 per share. All such shares are Common Stock.

B.	Article Sixth of the Certificate of Incorporation relating to the Corporation’s Shareholders Agreement is deleted in its entirety.

C.	Article Thirteenth of the Certificate of Incorporation relating to the service of process address is amended as follows:

TWELFTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon him is Attention Secretary, 162 Canco Road, Portland, Maine 04103.

D.	Article Fourteenth of the Certificate of Incorporation relating to amendments of the Certificate of Incorporation is amended as follows:

THIRTEENTH: An amendment to this Certificate of Incorporation shall be authorized by a vote of the Board of Directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders in accordance with Section 803 of the Business Corporation Law.

E.

Prior Articles SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of the Certificate of Incorporation are hereby renumbered as SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and ELEVENTH, respectively, as a result of the amendments noted above and corresponding renumbering and clarifying changes in the Certificate of Incorporation are also hereby made.

5.

The amendments to and restatement of the Certificate of Incorporation as set forth herein were authorized by resolution of the board of directors of the Corporation adopted by unanimous written consent. The amendments to and restatement of the Certificate of Incorporation as set forth herein were authorized by resolution of the sole holder of all outstanding shares in accordance with Section 803 of the Business Corporation Law.

6.	The text of the Certificate of Incorporation is hereby restated, as amended, in its entirety to read as set forth in full as follows:

FIRST: The name of the Corporation is Avangrid, Inc. (the “Corporation”).

SECOND: This Corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York is located in the County of Albany.

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 100 having a par value of $0.01 per share. All such shares are Common Stock.

FIFTH: No holder of shares of the Corporation of any class now or hereafter authorized shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which at any time may be issued, sold or offered for sale by the Corporation, except as specifically provided in an agreement between the Corporation and any holder of shares of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH: To the maximum extent permitted by the Business Corporation Law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the Business Corporation Law permits the Corporation to provide indemnification) through bylaw provisions and agreements with such directors, officers, agents or other persons, in excess of the indemnification and advancement otherwise permitted by the Business Corporation Law, subject only to limits created by the Business Corporation Law and applicable law with respect to actions for breach of duty to the Corporation, its shareholders, and others. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director, officer or agent of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: To the maximum extent permitted by the Business Corporation Law, no director of the Corporation shall be personally liable to the Corporation or its shareholder for damages for any breach of duty (including fiduciary duty) as a director. If the Business Corporation Law is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law, as so amended. No repeal or modification of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

NINTH: No transaction entered into by the Corporation shall be affected by the fact that the directors of the Corporation, their respective affiliates, or any of them, were personally interested in it; and every director of the Corporation is hereby relieved from any disability which might otherwise prevent his or her, or any of his or her affiliates, contracting with the Corporation for the benefit of himself, herself, or of any firm; association or corporation in which he or she may be anywise interested or affiliated. No director shall be disqualified from voting or, acting on behalf of the Corporation in contracting with any other firm, association or corporation in which he or she may be an affiliate, director, officer or shareholder, or may otherwise have an interest.

TENTH: To the maximum extent permitted from time to time under the laws of the State of New York, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or shareholders, their respective affiliates or any firm, association or corporation in which any of them may be anywise interested or affiliated. No amendment or repeal of this Article shall apply to expand or have any effect that would expand the liability or alleged liability of any such director, shareholder or affiliate for or with respect to any business opportunities of which such director, shareholder or affiliate becomes aware prior to such amendment or repeal.

ELEVENTH: Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders having a right to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting shall be given to those shareholders who have not consented in writing.

TWELFTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon him is Attention Secretary, 162 Canco Road, Portland, Maine 04103.

THIRTEENTH: An amendment to this Certificate of Incorporation shall be authorized by a vote of the Board of Directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders in accordance with Section 803 of the Business Corporation Law.